PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293684 and 333-293684-01 Dated June 26, 2026

JPMorgan Chase Financial Company LLC Trigger Autocallable GEARS

$9,625,390 Linked to an Unequally Weighted Basket of 5 Equity Indices due July 1, 2031

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of an unequally weighted basket (the “Basket”) of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index (each, an “Underlying” and together, the “Underlyings”). If the Basket closes at or above the Autocall Barrier (100.00% of the Initial Value) on the Observation Date, JPMorgan Financial will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return of 14.00%. No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the Basket if the Securities are automatically called. If by maturity the Securities have not been automatically called and the Basket Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Basket Return times the Upside Gearing of 1.90. If by maturity the Securities have not been automatically called and the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold (75.00% of the Initial Basket Value), JPMorgan Financial will repay your principal amount at maturity. However, if by maturity the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. In this case, you will have full downside exposure to the Basket from the Initial Basket Value to the Final Basket Value and could lose all of your principal amount. Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, a higher Call Return is associated with a greater risk of loss. You will not receive dividends or other distributions paid on any stocks included in any Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

JPMorgan Chase & Co. and/or its affiliates have made unconditional and irrevocable donations to Hope & Heroes Children’s Cancer Fund (“Hope & Heroes”), a nonprofit organization, to support research, treatment and care for children with cancer and blood disorders in the New York Tri-State area. These donations are not contingent on the sale of the Securities and will not impact the final terms of the Securities. Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the Securities. Some of these projected profits, if any, may be used to offset a portion of the donations. See “Supplemental Donation Information” in this pricing supplement.

The issuance of the Securities and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2025. See “Supplemental Donation Information” in this pricing supplement.

Features
❑	Call Return — JPMorgan Financial will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing level of the Basket on the Observation Date is greater than or equal to the Autocall Barrier. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the Basket if the Securities are automatically called.
❑	Enhanced Growth Potential — If the Securities have not been automatically called, at maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Basket. If the Basket Return is negative, investors may be exposed to the negative Basket Return at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the Securities have not been automatically called and the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. You may lose a significant portion or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date	June 26, 2026
Original Issue Date (Settlement Date)	June 30, 2026
Observation Date[1]	July 2, 2027
Final Valuation Date[1]	June 26, 2031
Maturity Date[1]	July 1, 2031
[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Key Risks — Risks Relating to the Securities Generally — We May Accelerate Your Securities If an Acceleration Event Occurs” in this pricing supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Trigger Autocallable GEARS linked to an unequally weighted basket of 5 equity indices. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlyings	Basket Weight	Initial Value	Call Return	Upside Gearing	Initial Basket Value	Autocall Barrier	Downside Threshold	CUSIP / ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	40.00%	6,221.55	14.00%	1.90	100	100, which is 100% of the Initial Basket Value	75, which is 75% of the Initial Basket Value	48135A740 / US48135A7404
Nikkei 225 Index (Bloomberg ticker: NKY)	25.00%	69,360.88
FTSE® 100 Index (Bloomberg ticker: UKX)	17.50%	10,508.02
Swiss Market Index (Bloomberg ticker: SMI)	10.00%	14,172.71
S&P/ASX 200 Index (Bloomberg ticker: AS51)	7.50%	8,764.185

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 17, 2026, product supplement no. 3-I dated April 17, 2026, underlying supplement no. 1-I dated April 17, 2026 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to an Unequally Weighted Basket of 5 Equity Indices	$9,625,390	$10.00	$240,634.75	$0.25	$9,384,755.25	$9.75
1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.25 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities, when the terms of the Securities were set, was $9.627 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 3-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
t	Underlying supplement no. 1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index is an “Index.”

Notwithstanding anything to the contrary in the accompanying product supplement, all values of an Underlying or values to which the value of that Underlying may be compared in the determination of any payment on the Securities will be rounded to the same number of decimal places as the closing value of that Underlying published by the Bloomberg Professional® service (“Bloomberg”).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

t    You believe the Basket will close at or above the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t    You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Basket and your potential return is limited to the Call Return.

t    You are willing to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

t    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t    You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t    You are able and willing to invest in Securities that may be automatically called early and you are otherwise able and willing to hold the Securities to maturity.

t    You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t    You understand and accept the risks associated with the Underlyings.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t    You require an investment designed to provide a full return of principal at maturity.

t    You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

t    You believe the level of the Basket will decline over the term of the Securities and is likely to close below the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t    You do not understand or accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Basket and your potential return is limited to the Call Return.

t    You are unwilling to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

t    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t    You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlyings.

t    You are unable or unwilling to invest in Securities that may be automatically called early, or you are otherwise unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

t    You do not understand or accept the risks associated with the Underlyings.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement for risks related to an investment in the Securities. For more information on the Underlyings, please see the sections titled “The EURO STOXX 50® Index,” “The Nikkei 225 Index,” “The FTSE® 100 Index,” “The Swiss Market Index” and “The S&P/ASX 200 Index” below.

Final Terms
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment upon an automatic call or at maturity will be based on the principal amount.
Basket:	The Securities are linked to an unequally weighted basket (the “Basket”) of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index (each, an “Underlying” and together, the “Underlyings”). The Underlyings, along with their respective weightings (each a “Basket Weight”), are set forth below.
Underlying	Basket Weight
EURO STOXX 50® Index	40.00%
Nikkei 225 Index	25.00%
FTSE® 100 Index	17.50%
Swiss Market Index	10.00%
S&P/ASX 200 Index	7.50%
Due to the unequal weightings of the Underlyings, the performance of the EURO STOXX 50® Index will have a significantly larger impact on the return on the Securities than the performance of any other Underlying in the Basket.
Term:	Approximately 5 years, unless automatically called earlier
Call Feature:	The Securities will be automatically called if the closing level of the Basket on the Observation Date is greater than or equal to the Autocall Barrier. If the Securities are automatically called, JPMorgan Financial will pay you on the Call Settlement Date a cash payment per Security equal to the Call Price for the Observation
Date.
Observation Date1,:	July 2, 2027
Call Settlement Date[1]:	July 8, 2027
Call Return:	The Call Return is based upon a rate of 14.00%. See “Call Return/Call Price.”
Call Price:	The Call Price equals the principal amount per Security plus $10.00 × the Call Return.
Payment at Maturity (per $10 principal amount Security):

If the Securities have not been automatically called and the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return × Upside Gearing)

If the Securities have not been automatically called and the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Securities have not been automatically called, the Basket Return is negative, and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

In this scenario, you will be exposed to the decline in the level of the Basket and you will lose a significant portion or all of your principal amount in an amount proportionate to the negative Basket Return.

Basket Return:	(Final Basket Value – Initial Basket Value) Initial Basket Value
Upside Gearing:	1.90
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The closing level of the Basket on the Final Valuation Date
Autocall Barrier:	100.00% of the Initial Basket Value

Closing Level of the Basket[2]:	The closing level of the Basket on any day will be calculated as follows: 100 × [1 + sum of (Underlying Return of each Underlying × Basket Weight of that Underlying)]
Initial Value:	With respect to each Underlying, the closing level of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value:	With respect to each Underlying, on any relevant day, the closing level of that Underlying on that day
Underlying Return:	With respect to each Underlying, on any relevant day, (Final Value – Initial Value) Initial Value
Downside Threshold:	75.00% of the Initial Basket Value, as specified on the cover of this pricing supplement
[1] See footnote 1 under “Key Dates” on the front cover.
[2] Rounded to two decimal places

Investment Timeline

Trade Date	The closing level of each Underlying is observed, the Initial Basket Value is set equal to 100, the Downside Threshold is determined and the Upside Gearing is finalized.

Observation Date

The Securities will be automatically called if the closing level of the Basket on the Observation Date is greater than or equal to the Autocall Barrier.

If the Securities are automatically called, JPMorgan Financial will pay the Call Price for the Observation Date: equal to the principal amount plus an amount based on the Call Return.

Maturity Date

If the Securities have not been automatically called, the Final Value of each Underlying, the Final Basket Value and the Basket Return are determined.

If the Securities have not been automatically called and the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return ×
Upside Gearing)

If the Securities have not been automatically called and the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

Under these circumstances, you will be exposed to the decline in the level of the Basket and you will lose a significant portion or all of your principal amount in an amount proportionate to the negative Basket Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Return/Call Price

Observation Date†	Call Settlement Date†	Call Return (number below reflects a rate of 14.00%)	Call Price (per $10)
July 2, 2027	July 8, 2027	14.00%	$11.40

†	See footnote 1 under “Key Dates” on the cover.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket or any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Securities have not been automatically called and the Basket Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Basket Value has not declined below the Downside Threshold. If the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, you will be exposed to the full decline in the level of the Basket and will lose a significant portion or all of your principal amount in an amount proportionate to the negative Basket Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Securities. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
t	We May Accelerate Your Securities If an Acceleration Event Occurs — Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your Securities and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the Securities as of the date of the notice of acceleration. An acceleration event means there is an announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the Securities or our ability to hedge or perform our obligations under the Securities. If the payment on your Securities is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
t	Limited Return on the Securities If Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the Call Return, regardless of any appreciation of the Basket, which may be significant. In addition, because the closing level of the Basket at various times during the term of the Securities could be higher than on the Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the Basket. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the Basket Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Basket. Even though you will not participate in any potential appreciation of the Basket if the Securities are automatically called, you may be exposed to the Basket’s downside market risk if the Securities are not automatically called.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Basket and the Upside Gearing and may be less than the Basket’s return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Basket is above the Downside Threshold. If by maturity the Securities have not been automatically called, JPMorgan Financial will repay your principal amount as long as the Final Basket Value is not below the Downside Threshold. However, if the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Basket from the Initial Basket Value to the Final Basket Value. The contingent repayment of principal based on whether the Final Basket Value is below the Downside Threshold applies only if you hold your Securities to maturity.

t	Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would have the opportunity to receive the Call Return could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	A Higher Call Return and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Basket, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the level of the Basket over a period of time. The greater the expected volatility of the Basket at the time the terms of the Securities are set, the greater the expectation is at that time that the level of the Basket could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion of your principal at maturity. In addition, the economic terms of the Securities, including the Call Return and the Downside Threshold, are based, in part, on the expected volatility of the Basket at the time the terms of the Securities are set, where a higher expected volatility will generally be reflected in a higher Call Return and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Basket and the potential loss of a significant portion or all of your principal at maturity.
t	Correlation (or Lack of Correlation) of the Underlyings — Changes in the levels of the Underlyings may not correlate with each other. At a time when the level of one or more Underlyings increases, the level of one or more other Underlyings may not increase as much or may even decline. Therefore, in calculating the closing level of the Basket, an increase in the level of one or more of the Underlyings may be moderated, or more than offset, by a lesser increase or decline in the level of one or more other Underlyings. In addition, high correlation of movements in the levels of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on any payment on the Securities. Due to the unequal weightings of the Underlyings, the performance of the EURO STOXX 50® Index will have a significantly larger impact on the return on the Securities than the performance of any other Underlying in the Basket.
t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Securities is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the stocks included in the Underlyings and received the dividends on the stocks included in the Underlyings. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Basket Value, which is based on the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stocks included in that Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlyings and could affect the values of the Underlyings, and therefore the Basket and the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying or in futures, options or other derivatives products on an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities exceeds the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, the estimated cost of hedging our obligations under the Securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the levels of the Underlyings;
t	the time to maturity of the Securities;
t	the likelihood of an automatic call being triggered;
t	the dividend rates on the equity securities underlying the Underlyings;
t	the actual or expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Underlyings trade and the correlation among those rates and the levels of the Underlyings; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlyings

t	Non-U.S. Securities Risk — The equity securities included in each Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
t	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Underlyings are based, although any currency fluctuations could affect the performance of the Underlyings and, therefore, the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.
t	Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities — The actual performance of the Basket over the term of the Securities may bear little relation to the historical performance of the Basket. The future performance of the Basket may differ significantly from its historical performance. It is impossible to predict whether the level of the Basket will rise or fall. We cannot give you assurance that the performance of the Basket will not adversely affect any payment on the Securities.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following tables and hypothetical examples below illustrate the payment upon an automatic call or at maturity per $10 principal amount Security for a hypothetical range of Basket Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Basket, reflect the Initial Basket Value of 100 and the Autocall Barrier of 100 and assume a hypothetical Call Return of 5.00%, a hypothetical Downside Threshold of 90 and a hypothetical Upside Gearing of 1.05. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under “The Underlyings” in this pricing supplement. The actual Call Return, Downside Threshold and Upside Gearing are specified on the cover of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Call Return, the Downside Threshold, the Upside Gearing and the Final Basket Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the examples and tables below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 5 years (unless automatically called earlier)
Initial Basket Value:	100.00
Hypothetical Call Return:	5.00%
Autocall Barrier:	100.00 (which is 100.00% of the Initial Basket Value)
Hypothetical Downside Threshold:	90.00 (which is 90.00% of the Initial Basket Value)
Hypothetical Upside Gearing:	1.05

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Securities will depend on the closing level of the Basket on the Observation Date or the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing level of the Basket on Observation Date	Basket Return* (%)	Payment upon Automatic Call ($)	Return upon Automatic Call per $10.00 issue price (%)
200.00	100.00%	$10.50	5.00%
190.00	90.00%	$10.50	5.00%
180.00	80.00%	$10.50	5.00%
170.00	70.00%	$10.50	5.00%
160.00	60.00%	$10.50	5.00%
150.00	50.00%	$10.50	5.00%
140.00	40.00%	$10.50	5.00%
130.00	30.00%	$10.50	5.00%
120.00	20.00%	$10.50	5.00%
115.00	15.00%	$10.50	5.00%
110.00	10.00%	$10.50	5.00%
105.00	5.00%	$10.50	5.00%
102.50	2.50%	$10.50	5.00%
100.00	0.00%	$10.50	5.00%
95.00	-5.00%	N/A	N/A
90.00	-10.00%	N/A	N/A
80.00	-20.00%	N/A	N/A
70.00	-30.00%	N/A	N/A
60.00	-40.00%	N/A	N/A
50.00	-50.00%	N/A	N/A
40.00	-60.00%	N/A	N/A
30.00	-70.00%	N/A	N/A
20.00	-80.00%	N/A	N/A
10.00	-90.00%	N/A	N/A
0.00	-100.00%	N/A	N/A

*As used in this table, “Basket Return” is equal to (a) the closing level of the Basket on the Observation Date minus the Initial Value, divided by (b) the Initial Value, expressed as a percentage.

Example 1 — Securities Are Automatically Called on the Observation Date

Closing level of the Basket at Observation Date:	115.00 (at or above Autocall Barrier, Securities are automatically called)
Call Price (per Security):	$10.50

Because the Securities are automatically called on the Observation Date, JPMorgan Financial will pay you on the Call Settlement Date a Call Price of $10.50 per $10.00 principal amount (a 5.00% return on the Securities). No further amounts will be owed on the Securities.

Hypothetical Payment at Maturity if the Securities are NOT subject to an Automatic Call:

Final Basket Value	Basket Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$20.500	105.00%
190.00	90.00%	$19.450	94.50%
180.00	80.00%	$18.400	84.00%
170.00	70.00%	$17.350	73.50%
160.00	60.00%	$16.300	63.00%
150.00	50.00%	$15.250	52.50%
140.00	40.00%	$14.200	42.00%
130.00	30.00%	$13.150	31.50%
120.00	20.00%	$12.100	21.00%
110.00	10.00%	$11.050	10.50%
105.00	5.00%	$10.525	5.25%
100.00	0.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
89.99	-10.01%	$8.999	-10.01%
80.00	-20.00%	$8.000	-20.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

Example 2 — Securities Have NOT Been Automatically Called and the Final Basket Value Is Above the Initial Basket Value

Closing level of the Basket at Observation Date:	95.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level of the Basket at Final Valuation Date:	105.00 (above Initial Basket Value)

Settlement Amount (per Security):	$10.00 + ($10.00 × Basket Return × Upside Gearing) $10.00 + ($10.00 × 5% × 1.05) $10.525

Because the Securities have not been automatically called, the Final Basket Value is above the Initial Basket Value and the Basket Return is 5%, at maturity, JPMorgan Financial will pay you a total of $10.525 per $10.00 principal amount (a 5.25% return on the Securities).

Example 3 — Securities Have NOT Been Automatically Called and the Final Basket Value Is Below the Initial Basket Value but At or Above the Downside Threshold

Closing level of the Basket at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level of the Basket at Final Valuation Date:	95.00 (below Initial Basket Value, but at or above Downside Threshold)

Settlement Amount (per Security):	$10.00

Because the Securities have not been automatically called and the Final Basket Value is below the Initial Basket Value but at or above the Downside Threshold, at maturity, JPMorgan Financial will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Have NOT Been Automatically Called and the Final Basket Value Is Below the Downside Threshold

Closing level of the Basket at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level of the Basket at Final Valuation Date:	60.00 (below Initial Basket Value and Downside Threshold)

Settlement Amount (per Security):	$10.00 + ($10.00 × Basket Return) $10.00 + ($10.00 × -40%) $6.00

Because the Securities have not been automatically called, the Final Basket Value is below the Downside Threshold and the Basket Return is -40%, at maturity, JPMorgan Financial will pay you a total of $6.00 per $10.00 principal amount (a 40% loss on the Securities).

If the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, investors will be exposed to the negative Basket Return at maturity, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. Investors could lose a significant portion or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Calculations of the Closing Levels of the Basket

The examples below illustrate the hypothetical closing levels of the Basket on the Final Valuation Date under different hypothetical scenarios with the following assumptions (amounts have been rounded for ease of reference):

Underlyings	Index Weight	Initial Value
EURO STOXX 50® Index	40.00%	100.00*
Nikkei 225 Index	25.00%	100.00*
FTSE® 100 Index	17.50%	100.00*
Swiss Market Index	10.00%	100.00*
S&P/ASX 200 Index	7.50%	100.00*
*The actual Initial Value for each Underlying is specified on the cover of this pricing supplement. The hypothetical Initial Value for each Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value for any Underlying. For historical data regarding the actual closing levels of each Underlying, please see the historical information set forth under “The EURO STOXX 50® Index,” “The Nikkei 225 Index,” “The FTSE® 100 Index,” “The Swiss Market Index” and “The S&P/ASX 200 Index” in this pricing supplement.

Example 1 — On the Final Valuation Date, each Underlying closes above its Initial Value.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
EURO STOXX 50® Index	40.00%	100.00	106.00	6.00%
Nikkei 225 Index	25.00%	100.00	105.50	5.50%
FTSE® 100 Index	17.50%	100.00	104.00	4.00%
Swiss Market Index	10.00%	100.00	103.00	3.00%
S&P/ASX 200 Index	7.50%	100.00	103.00	3.00%
Closing Level of the Basket:	100 × [1 + (6.00% × 40.00%) + (5.50% × 25.00%) + (4.00% × 17.50%) + (3.00% × 10.00%) + (3.00% × 7.50%)] = 105

A closing level of the Basket of 105 represents a 5% increase in the level of the Basket from the Initial Basket Value.

Example 2 — On the Final Valuation Date, each Underlying closes below its Initial Value.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
EURO STOXX 50® Index	40.00%	100.00	88.00	-12.00%
Nikkei 225 Index	25.00%	100.00	80.00	-20.00%
FTSE® 100 Index	17.50%	100.00	83.00	-17.00%
Swiss Market Index	10.00%	100.00	85.25	-14.75%
S&P/ASX 200 Index	7.50%	100.00	90.00	-10.00%
Closing Level of the Basket:	100 × [1 + (-12.00% × 40.00%) + (-20.00% × 25.00%) + (-17.00% × 17.50%) + (-14.75% × 10.00%) + (-10.00% × 7.50%)] = 85

A closing level of the Basket of 85 represents a 15% decline in the level of the Basket from the Initial Basket Value.

Example 3 — On the Final Valuation Date, the most heavily weighted Underlying closes below its Initial Value, offsetting the increase of the other Underlyings.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
EURO STOXX 50® Index	40.00%	100.00	40.00	-60.00%
Nikkei 225 Index	25.00%	100.00	105.00	5.00%
FTSE® 100 Index	17.50%	100.00	110.00	10.00%
Swiss Market Index	10.00%	100.00	130.00	30.00%
S&P/ASX 200 Index	7.50%	100.00	130.00	30.00%
Closing Level of the Basket:	100 × [1 + (-60.00% × 40.00%) + (5.00% × 25.00%) + (10.00% × 17.50%) + (30.00% × 10.00%) + (30.00% × 7.50%)] = 84.25

A closing level of the Basket of 84.25 represents a 15.75% decline in the level of the Basket from the Initial Basket Value.

Because the Basket is unequally weighted, increases in the levels of the lower weighted Underlyings are offset by the decrease in the level of the most heavily weighted Underlying. In this example, even though the Underlying Return of each of the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index are positive, the significant negative Underlying Return of the EURO STOXX 50® Index results in a Final Basket Value that is less than the Initial Basket Value.

Example 4 — On the Final Valuation Date, the most heavily weighted Underlying closes above its Initial Value, but this increase is offset by the decline of the other Underlyings.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
EURO STOXX 50® Index	40.00%	100.00	150.00	50.00%
Nikkei 225 Index	25.00%	100.00	25.00	-75.00%
FTSE® 100 Index	17.50%	100.00	25.00	-75.00%
Swiss Market Index	10.00%	100.00	25.00	-75.00%
S&P/ASX 200 Index	7.50%	100.00	75.00	-25.00%
Closing Level of the Basket:	100 × [1 + (50.00% × 40.00%) + (-75.00% × 25.00%) + (-75.00% × 17.50%) + (-75.00% × 10.00%) + (-25.00% × 7.50%)] = 78.75

A closing level of the Basket of 78.75 represents a 21.25% decline in the level of the Basket from the Initial Basket Value.

Although the Basket is unequally weighted, significant decreases in the levels of the lower weighted Underlyings more than offset the significant increase in the level of the most heavily weighted Underlying. In this example, even though the Underlying Return of the EURO STOXX 50® Index is positive, the significant negative Underlying Return of each of the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index together results in a Final Basket Value that is less than the Initial Basket Value.

The Basket

The following graph shows the daily hypothetical performance of the Basket from January 4, 2016 through June 26, 2026, assuming that the closing level of the Basket on January 4, 2016 was 100 and that the Underlyings on those dates were weighted as specified in the “Final Terms” in this pricing supplement. The dotted line represents a hypothetical Downside Threshold of 173.73, equal to 75% of the hypothetical closing level of the Basket on June 26, 2026. The hypothetical historical daily Basket performance data in this graph was determined using the closing levels of each Underlying reported by the Bloomberg Professional® service (“Bloomberg”) for those dates, without independent verification. The hypothetical historical performance of the Basket displayed below is a reflection of the aggregated historical performance of the Underlyings as described above.

Past performance of the Basket is not indicative of the future performance of the Basket. See “Key Risks — Risks Relating to the Underlyings — Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities.”

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. We obtained the closing levels information set forth below from Bloomberg, without independent verification. You should not take the historical performance of any Underlying as an indication of future performance.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major exchanges of 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited and/or its licensors (the “Licensors”), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information Regarding the EURO STOXX 50® Index

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 4, 2016 through June 26, 2026, based on information from Bloomberg, without independent verification. The closing level of the EURO STOXX 50® Index on June 26, 2026 was 6,221.55. We obtained the closing levels of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) Prime Market, representing a broad cross-section of Japanese industries. All Nikkei Underlying Stocks are stocks listed on the TSE Prime Market. Stocks listed on the TSE Prime Market are among the most actively traded stocks on the TSE. For additional information about the Nikkei 225 Index, see “Equity Index Descriptions ― The Nikkei 225 Index” in the accompanying underlying supplement.

Historical Information Regarding the Nikkei 225 Index

The graph below illustrates the daily performance of the Nikkei 225 Index from January 4, 2016 through June 26, 2026, based on information from Bloomberg, without independent verification. The closing level of the Nikkei 225 Index on June 26, 2026 was 69,360.88. We obtained the closing levels of the Nikkei 225 Index above and below from Bloomberg, without independent verification.

Past performance of the Nikkei 225 Index is not indicative of the future performance of the Nikkei 225 Index.

The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the 100 largest U.K. companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information Regarding the FTSE® 100 Index

The graph below illustrates the daily performance of the FTSE® 100 Index from January 4, 2016 through June 26, 2026, based on information from Bloomberg, without independent verification. The closing level of the FTSE® 100 Index on June 26, 2026 was 10,508.02. We obtained the closing levels of the FTSE® 100 Index above and below from Bloomberg, without independent verification.

Past performance of the FTSE® 100 Index is not indicative of the future performance of the FTSE® 100 Index.

The Swiss Market Index

The Swiss Market Index (“SMI®”) is a free float-adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see “Equity Index Descriptions — The Swiss Market Index” in the accompanying underlying supplement.

Historical Information Regarding the Swiss Market Index

The graph below illustrates the daily performance of the Swiss Market Index from January 4, 2016 through June 26, 2026, based on information from Bloomberg, without independent verification. The closing level of the Swiss Market Index on June 26, 2026 was 14,172.71. We obtained the closing levels of the Swiss Market Index above and below from Bloomberg, without independent verification.

Past performance of the Swiss Market Index is not indicative of the future performance of the Swiss Market Index.

The S&P/ASX 200 Index

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market, and it is recognized as an investable benchmark in Australia. The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. For additional information about the S&P/ASX 200 Index, see “Equity Index Descriptions — The S&P/ASX 200 Index” in the accompanying underlying supplement.

Historical Information Regarding the S&P/ASX 200 Index

The graph below illustrates the daily performance of the S&P/ASX 200 Index from January 4, 2016 through June 26, 2026, based on information from Bloomberg, without independent verification. The closing level of the S&P/ASX 200 Index on June 26, 2026 was 8,764.185. We obtained the closing levels of the S&P/ASX 200 Index above and below from Bloomberg, without independent verification.

Past performance of the S&P/ASX 200 Index is not indicative of the future performance of the S&P/ASX 200 Index.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, the estimated cost of hedging our obligations under the Securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” and “Hypothetical Examples of Calculations of the Closing Levels of the Basket” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Supplemental Donation Information

JPMorgan Chase & Co. and/or its affiliates (“J.P. Morgan”) have made unconditional and irrevocable donations of $400,000, in the aggregate, to Hope & Heroes to support research, treatment and care for children with cancer and blood disorders in the New York Tri-State area. See Annex A in this pricing supplement for more information about Hope & Heroes. There is no assurance that Hope & Heroes’ stated mission will be achieved or that J.P. Morgan’s donations will have a positive impact on research, treatment and care for children with cancer and blood disorders. These donations and the amounts of these donations are not contingent on the sale of the Securities and will not impact the final terms of the Securities.

Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the Securities.  Some of these projected profits, if any, may be used to offset a portion of the donations.

The issuance of the Securities and the related use of proceeds described above are not intended to comply with the Social Bond Principles, June 2025 (the “Principles”).  The Principles are voluntary process guidelines published by the International Capital Markets Association for the issuance of social bonds developed by a committee of issuers, investors and other market participants. We cannot assure you that the donations to Hope & Heroes meet your expectations concerning social investing, expectations for sustainable finance products or any criteria or guidelines with which you are required to comply.

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Securities offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the Securities, the related guarantee (together with the indenture and the Securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form

S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

Annex A – Hope & Heroes

J.P. Morgan has made unconditional and irrevocable donations of $400,000, in the aggregate, to Hope & Heroes to support research, treatment and care for children with cancer and blood disorders in the New York Tri-State area. There is no assurance that Hope & Heroes’ stated mission will be achieved or that J.P. Morgan’s donations will have a positive impact on research, treatment, and care for children with cancer and blood disorders. These donations and the amounts of these donations are not contingent on the sale of the Securities and will not impact the final terms of the Securities.

We have derived certain information about Hope & Heroes set forth below including, without limitation, the services offered by Hope & Heroes and Hope & Heroes’ mission from publicly available information, without independent verification.

About Hope & Heroes

Hope & Heroes has described its mission and approach (as of January 2026) in the diagrams below:

Hope & Heroes is a nonprofit that funds research, treatment, and care for children with cancer and blood disorders.

## Four-Pronged Approach of Hope & Heroes

Research
Fund research that connects laboratory discoveries to clinical treatments.
Clinical Care
Provide comprehensive, research-driven support to patients and their families.
Programs
Supports families by providing access to integrative therapies and post-treatment care.
Research Initiatives
Invests in disease origins research, bridging the gap between innovation and care.

There is no assurance that Hope & Heroes’ stated mission will be achieved or that J.P. Morgan’s donations will have a positive impact on research, treatment and care for children with cancer and blood disorders.

The issuance of the Securities and the related use of proceeds described above are not intended to comply with the Principles. These donations are not a commercial co-venture with Hope & Heroes.